UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Avangrid, Inc.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO

BE HELD ON MONDAY, JUNE 22, 2020

On April 28, 2020, Avangrid, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission regarding its Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, June 22, 2020 at 8:30 a.m. Eastern Time at the Company’s headquarters at 180 Marsh Hill Road, Orange, Connecticut. The following information supplements and relates to that proxy statement.

On May 26, 2020, the Company issued a press release announcing that the format of the previously announced Annual Meeting will be changed to also include a remote/virtual option and provided additional information as to how shareholders can attend and participate in the Annual Meeting.

Except as specifically revised by the information contained herein, this supplement does not revise or update any of the other information set forth in the proxy statement.

PLEASE READ THESE MATERIALS CAREFULLY IN CONJUNCTION WITH THE COMPANY’S PROXY

STATEMENT AND OTHER PROXY MATERIALS

May 26, 2020

AVANGRID Announces Change to 2020 Annual Meeting of Shareholders

(Orange, CT – May 26, 2020) Today AVANGRID, Inc. (NYSE: AGR) announced that, in light of the ongoing public-health crisis caused by the coronavirus (COVID-19) pandemic, related governmental actions, and the importance of safeguarding the health of all AVANGRID stakeholders, the format of the Annual Meeting of Shareholders of AVANGRID, Inc. (the “Annual Meeting”) has been changed. As previously announced, the Annual Meeting will be held on Monday, June 22, 2020, at 8:30 a.m. Eastern Time at AVANGRID’s Headquarters at 180 Marsh Hill Road, Orange, Connecticut, but a remote/virtual option also will be provided.

To minimize the risks to shareholders and employees, AVANGRID encourages all shareholders to access the Annual Meeting via the webcast, rather than attend the meeting in person, and to vote and submit proxies in advance of the meeting by one of the methods described in the proxy materials. Shareholders may access the meeting electronically at www.virtualshareholdermeeting.com/AGR2020 by entering the control number found on their proxy cards, voting instruction forms, or notices previously received. The proxy cards included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote in connection with the Annual Meeting. Shareholders who choose to access the Annual Meeting electronically may vote by following the instructions available on the meeting website during the meeting.

As circumstances relating to the COVID-19 pandemic develop, AVANGRID may impose additional procedures or limitations on Annual Meeting attendees (beyond those described in the proxy statement and any supplemental filings with the U.S. Securities and Exchange Commission). AVANGRID is incorporated in the State of New York and is subject to New York law governing the conduct of shareholders’ meetings. If the state of emergency in New York continues through June 22, 2020, AVANGRID will likely hold the Annual Meeting solely by means of remote/virtual communication (i.e., a virtual-only meeting) and eliminate the option to attend in person, as permitted by any then-current New York State Executive Order. AVANGRID will announce any such changes by press release and by posting on its website at www.avangrid.com, as well as through an SEC filing.

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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $35 billion in assets and operations in 24 U.S. states. With headquarters in Orange, Connecticut, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 6,600 people. AVANGRID supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2019 and 2020 by the Ethisphere Institute. For more information, visit www.avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Zsoka McDonald 203-499-3809